                                                                EXHIBIT 10(b)(3)


             [IMPERIAL HOLLY CORPORATION LETTERHEAD APPEARS HERE]

                               December 19, 1997


Mr. William W. Sprague III
56 East 54th Street
Savannah, Georgia  31405

                             Employment Agreement
                             --------------------

Dear Mr. Sprague:

        The following sets forth our agreement regarding the terms and conditions of your employment with Imperial Holly Corporation ("IHK") during the Term. Capitalized words which are not otherwise defined herein shall have the meanings assigned to such words in Section 8 of this Agreement.

        1. Term of Employment Under the Agreement. The period of your employment under this Agreement (the "Term") shall commence on the Closing Date, as defined in the Agreement and Plan of Merger, dated as of the date hereof, among IHK, IHK Merger Sub Corporation and Savannah Foods & Industries, Inc.
(the "Company") (the "Effective Date"), and shall continue until the fifth anniversary of the Effective Date. The Term will automatically be extended on the third anniversary of the Effective Date (and on each anniversary thereafter) for an additional one-year period unless either party to this Agreement gives the other party hereto written notice of this intention not to extend the Term at least ninety days prior to the applicable anniversary date.

        2. Employment During the Term. During the Term, you shall be employed as the President of the Company and shall report directly and exclusively to the President and Chief Executive Officer of IHK. During the Term, you shall be initially elected as a member of the Board for a term ending January 29, 1999, and thereafter IHK shall cause you to be nominated for re-election to the Board. It is understood and agreed that you shall devote substantially all your business time and efforts during the Term to your duties hereunder but may devote reasonable amounts of time to the management of your and your family's personal finances or to charitable or community service. Your principal place of employment shall be the executive offices of the Company in Savannah, Georgia, (which shall not be moved from the Savannah, Georgia area without your consent), although you understand and agree that you may be required to travel from time to time for business purposes.

        3.   Compensation During the Term.

        (a) Base Salary. As compensation to you for all services rendered to the Company, IHK will cause the Company to pay you a base salary (the "Salary") at the rate of $430,000 per annum. Your salary will be paid to you in accordance with the Company's regular payroll practices applicable to its executive officers, as established from time to time. Your rate of salary will be reviewed at least annually by the Board and may be increased, but not decreased, on the basis of such review.

        (b)   Annual Bonus.

        (i) For each Fiscal Year during the Term, you shall be eligible to earn an annual bonus (the "Annual Bonus") based upon IHK and/or the Company achieving one or more performance goals and targets set in good faith by the Compensation Committee of the Board (the "Compensation Committee") for such Fiscal year after reasonable consultation with you. The Annual Bonus for a given Fiscal year will be paid not later than one hundred eight days following the end of the Fiscal Year to which such Annual Bonus relates, or such earlier date as you and the Company may agree.

        (ii) The target amount for the Annual Bonus fore each Fiscal Year (the "Target Amount") shall be 50% of your annual rate of Salary as of the start of such year subject to the achievement of the performance goals and targets for such year. The Annual Bonus payable to you for a Fiscal Year may equal up to 150% of the Target Amount based upon performance in excess of the target or targets set by the Compensation Committee for that year, and may equal 50% of the Target Amount based upon performance that is at least equal to 50% of the target or targets for that year. The adjustment to the Annual Bonus between 50% and 150% of the Target Amount shall be determined in accordance with criteria set by the Compensation Committee after reasonable consultation with you. If the bonus payable under the criteria set forth in IHK's Performance Incentive Plan would be greater than the Annual Bonus, such larger amount shall be deemed the Annual Bonus.

        (iii) Beginning with the Annual Bonus for the Fiscal Year ending September 30, 1999 and each Fiscal Year thereafter during the Term, IHK will establish an annual bonus plan (which may be the IHK Performance Incentive Plan) in which you will participate that will meet the requirements applicable to "performance-based" compensation under Section 162(m) of the Internal Revenue Code ("Annual Plan") and that will provide you with the same bonus opportunity described in this Section 3(b). Annual bonuses under the Agreement for each Fiscal Year will thereafter be paid pursuant to the terms of the Annual Plan based upon IHK's attainment of performance targets related to one or more performance goals, which will include, without limitations (A) predicted economic value per share of Common Stock, (B) earnings per share, (C) return on average common equity, (D) pre-tax income, (E) pre-tax operating income, (F) net revenue, (G) net income, (H) profits before taxes, (I) book value per share, (J) stock price and (K) earnings available to common stockholders and (L) such other goals as IHK may include in the

Annual Plan. Subject to the terms of the Annual Plan, the Compensation Committee shall select and establish relative weights for the performance goals for each fiscal year after reasonable consultation with you.

        (iv) The amount of the Annual Bonus for any partial Fiscal Year during the Term shall be prorated by multiplying the amount of the Annual bonus that would be paid to you for the full Fiscal Year by a fraction, the numerator of which shall be the number of days in such Fiscal Year occurring during the Term, and the denominator of which shall be 365; provided, however, that no proration shall apply to the Annual Bonus payable to you for the Fiscal Year ending September 30, 1998.

        (c)   Long-Term Incentive Compensation.

        (i) On January 31, 1998, IHK will grant you an option (the "Option") to purchase 135,000 shares of Common Stock, and will enter into a stock option agreement related to the Option. The Option will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant. The Option will vest and become exercisable in five equal annual installments on each of the first through fifth anniversaries of the date of grant and will become fully vested and exercisable in full if your employment ends for any reason other than your termination for Cause or your resignation without Good Reason. The Option will have a ten-year term and will remain exercisable in full for the shorter of (A) the remaining term thereof or (B) one year (three years if after the fifth anniversary of the Effective Date), if your employment ends for any reason other than your termination for Cause or your resignation without Good Reason.

        (ii) During the Term, you will be eligible to receive additional stock option grants each year and to participate in each other long-term incentive program established by IHK for its senior executives in a manner consistent with your position as the senior most executive officer of the Company.

        (d)   SERP and Deferred Compensation Agreement.

        (i) During the Term, you shall continue to participate in the Supplemental Executive Retirement Plan of the Company and Subsidiaries, as amended to date (the "SERP"), and to accrue service thereunder, notwithstanding the amendment of the SERP by the Board of Directors of the Company, effective June 30, 1996, to terminate future service accruals. At all times during the Term, the terms and provisions of the SERP shall be no less favorable to you than the terms and provisions of the SERP in effect immediately prior to the Effective Date. As of the Effective Date and at all times thereafter, your accrued benefit under the SERP shall be fully vested and nonforfeitable. If your employment ends in an Involuntary Termination or by reason of death or Disability, the accrual fraction used to calculate your SERP benefit shall be no less than twenty-nine thirty-ninths (29/39).

        (ii) During the Term, the Deferred Compensation Agreement between you and the Company (the "Deferred Compensation Agreement") shall remain in full force and effect, and you shall continue to have the option to elect to defer compensation thereunder in accordance with the terms and conditions thereof. If your employment ends in an Involuntary Termination or by reason of death or Disability, you shall be entitled to elect to receive payment from the Company of your benefit under the Deferred Compensation Agreement as soon as practicable following such termination, provided that such benefit shall be actuarially reduced in accordance with the factors used to calculate such benefit set forth in the Deferred Compensation Agreement.

        (e)   Benefit Plans and Perquisites.

        (i) During the Term, you and, where applicable, your eligible dependents shall be eligible to participate in each pension, welfare, insurance, perquisite and fringe benefit program made available generally to executives of IHK. Without limiting the foregoing, you and your eligible dependents also will continue to participate in any executive medical program currently in effect during the Term and following your retirement. During the Term, in addition to any other professional services to be provided under this Agreement, you also will be entitled to reimbursement of up to $5,000 for financial planning, accounting and legal advice each year.

        (ii) IHK will reimburse you for the cost and expenses (including initiation fees and annual dues) of two social clubs, and such other business clubs as you and IHK deem appropriate, it being understood and agreed that additional club membership in varying geographic locations may be approved if such memberships would benefit the business of IHK's enterprise situated near such locations.

        (iii) During the Term, you shall be provided with office space, secretarial and other staff support, and communications equipment no less favorable than those currently made to you.

        (iii) You shall be entitled to not less than four weeks of paid vacation per year of employment.

        (v) IHK will cause the Company to promptly reimburse you for all business expenses incurred by you in connection with the performance of your duties IHK, the Company and any subsidiaries thereof.

        (iii) In the event that you shall relocate or be required to relocate your principal or secondary residences for IHK's benefit, you shall be reimbursed for all out-of-pocket expenses involved in such move, including packing and transport of personal, family, and household goods and vehicles by suitable service providers, reimbursement for the relocation expenses of any personal staff (including personal goods), reimbursement for any brokerage fees for the sale or purchase of any residences, of any loss of economic value occasioned by the timing of the sale or by your inability to recover monies invested in any personal residence sold, temporary housing costs in suitable alternative housing, all utility severance and hook-up costs, and any other typical expenses, all such sums to be grossed-up for the impact of any federal, state or local taxes levied against you for such portions of such reimbursement as shall be taxable and non-deductible to you.

        4. Indemnification. IHK will, to the fullest extent permitted by law, indemnify and hold you harmless from any and all liability arising from your service as an employee, officer or director of IHK or the Company and its affiliates. To the fullest extent permitted by law, the Company will retain counsel to defend you or will advance legal fees and expenses to you for counsel selected by you in connection with any litigation or proceeding related to your service as an employee, officer and director of IHK or the Company.

        5. Effect of Termination of Employment. Subject to the provisions of this Section 5, IHK may terminate your employment and you may resign your employment for any lawful reason or for no stated reason.

        (a) Termination or Resignation in General. In the event of your termination or resignation of employment, IHK shall cause the Company to pay you the full amount of the accrued but unpaid Salary and Annual Bonus for any completed Fiscal Year you may have earned through the Date of Termination (as defined in Section 5(c)), plus a cash payment (calculated on the basis of your rate of Salary then in effect) for all unused vacation time which you may have accrued as of the Date of Termination. In addition, IHK shall cause the Company to pay you a pro rata portion of your Annual Bonus for the Fiscal Year of IHK in which such termination or resignation occurs. Such Salary and accrued vacation shall be paid to you within five days following the Date of Termination. Such Annual Bonuses, if any, shall be paid at the time contemplated by Section 3(b).

        (b) Involuntary Termination.

        (i) In addition to any amount payable to you under Section 5(a), in the event of your Involuntary Termination, IHK will cause the Company to pay you within five days of the Date of Termination a cash lump sum amount equal to the product of "X" multiplied by "Y", where "X" equals the sum of the highest annual rate of Salary during the Term and the highest Annual Bonus paid to you during the Term (provided, however, that the bonus amount for this calculation shall be not less than $215,000, regardless of whether an Annual Bonus has been paid), and "Y" equals three. In addition, your benefit under the SERP shall be calculated in the manner contemplated by Section 3(d) and your Option shall vest fully and remain exercisable in the manner contemplated by Section 3(c). In addition, all other options and long-term incentive awards granted to you during the Term shall immediately vest and become nonforfeitable as of the Date of Termination, and the amount of any performance-based awards shall be determined assuming the greater of 100% achievement of all performance measures, or the actual achievement.

                (ii) In the event of your Involuntary Termination, you and your eligible dependents shall continue to be eligible to participate during the Benefit Continuation Period in the medical, dental, health, life and other fringe benefit plans and arrangements applicable to you immediately prior to your Involuntary Termination on the same terms and conditions in effect for you and your dependents immediately prior to such Involuntary Termination or such more generous benefits as may thereafter be in effect at IHK for other peer executives, provided, however, that your coverage under such plans and arrangements shall end on the date that you and your dependents are eligible and elect coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to you and your dependents. Furthermore, to the extent not heretofore paid or provided, IHK shall cause the Company to timely pay or provide to you any other amounts or benefits required to be paid or provided or which you or anyone claiming under you is eligible to receive under any other plan, program, policy or practice, contract or agreement of the Company ("Other Benefits").

        (c) Termination for Cause; Resignation Without Good Reason. In the event you resign without Good Reason or you are terminated by IHK for Cause, IHK shall cause the Company to pay you the amounts contemplated by Section 5(a) and the Other Benefits. In the event of such a termination or resignation, you will immediately forfeit as of the Date of Termination the Option and all other long-term incentive compensation that is not then vested. You shall remain entitled to your SERP benefit, but you shall not accrue any additional service for purposes of the SERP after the Date of Termination. Except as noted in this
Section 5(c), you shall be entitled to no additional compensation from IHK or the Company under this Agreement.

        (d) Death or Disability. If your employment with IHK ends as a result of your death or Disability during the Term, IHK shall cause the Company to pay you (or, in the event of your death, your Beneficiary) the full amount contemplated by Section 5(a). In addition, your benefit under the SERP and your benefit under the Deferred Compensation Agreement shall be calculated and payable to you (or, in the event of your death, to your Beneficiary) in the manner contemplated by
Section 3(d) and your Option shall vest fully and remain exercisable in the manner contemplated by Section 3(d). In addition, all other options and long-term incentive awards granted to you during the Term shall immediately vest and become nonforfeitable as of the Date of Termination and the amount of any performance-based awards shall be determined assuming the greater of 100% achievement of all performance measures, or the actual achievement.

        (e) Date and Note of Termination. Any termination of your employment by IHK or by you during the Term shall be communicated by a notice of termination to the other party hereto (the "Notice of Termination"). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The date of your termination of employment with the Company (the "Date of Termination") shall be determined as follows: (i) if your employment is terminated for

Disability, thirty days after a Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty-day period), (ii) if your employment is terminated by IHK in an Involuntary Termination, five days after the date the Notice of Termination is received by you, and (iii) if your employment is terminated by IHK for Cause, the later of the date specified in the Notice of Termination or ten days following the date such notice is received by you. If the basis for your Involuntary Termination is your resignation for Good Reason, the Date of Termination shall be ten days after the date your Notice of Termination is received by IHK. The Date of Termination for a resignation of employment other than for Good Reason shall be the date set forth in the applicable notice, which shall be no earlier than ten days after the date such notice is received by IHK. The Date of Termination in the event of your death shall be the date of your death. The date of your termination of employment is a result of the expiration of the Term in accordance with Section 1 (including an expiration of the Term that constitutes an Involuntary Termination) shall be the last day of the Term. No failure to include in the Notice of Termination any fact or circumstance which could support the basis of your termination shall waive your rights to present such reasons at a later date or to preclude you from relying upon such factors in support of any claim under this Agreement.

        6. Additional Payment.

        (a) Gross-Up Payment. Notwithstanding anything herein to the contrary, if it is determined that any Payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an "Excise Tax"), then you shall be entitled to an additional payment (a "Gross-Up Payment") in an amount that, after taking into account all excise, income and other taxes on such additional payment will place you in the same after-tax economic position that you would have enjoyed if the Excise Tax had not applied to the Payment. The amount of the Gross-Up Payment shall be determined by the Accounting Firm in accordance with such formula as the Accounting Firm deems appropriate.

        (b) Determination of Gross-Up Payment. Subject to the provisions of
Section 6(c), all determinations required under this Section 6, including whether a Gross-Up Payment is required, the amount of the Payments constituting excess parachute payments, and the amount of the Gross-Up Payment, shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to you and to IHK and the Company within fifteen days of any date reasonable requested by you or IHK on which a determination under this Section 6 is necessary or advisable, IHK shall cause the Company to pay to you the initial Gross-Up Payment with five days of the receipt by you and IHK of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by you, IHK shall cause the Accounting Firm to provide you with an opinion that the Accounting Firm has substantial authority under the Internal Revenue Code and Regulations for you not to report as Excise Tax on your federal income tax return. Any determination by the Accounting Firm shall be binding upon you, the Company and IHK. If the initial Gross-Up Payment is insufficient to cover the amount of the Excise Tax that is ultimately determined to be owing by you with respect to any Payment (hereinafter an "Underpayment"), IHK shall cause the Company after exhausting IHK's remedies under Section 6(c) below, to promptly pay to you an additional Gross-Up Payment in respect of the Underpayment.

        (c) Procedure. You shall notify IHK in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notice shall be given as soon as practicable after you know of such claim and shall advise IHK of the nature of the claim and the date on which the claim is requested to be paid. You agree not to pay the claim until the expiration of the thirty-day period following the date on which you notify IHK, or such shorter period ending on the date the Taxes with respect to such claim are due (the "Notice Period"). If IHK notifies you in writing prior to the expiration of the Notice Period that it desires to contest the claim, you shall: (i) give IHK any information reasonably requested by IHK relating to the claim; (ii) take such action in connection with the claim as IHK may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by you and reasonably acceptable to IHK; (iii) cooperate with IHK in good faith in contesting the claim; and (iv) permit IHK to participate in any proceedings relating to the claim. You shall permit IHK to control all proceedings related to the claim and, at its option, permit IHK to pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim. If requested by IHK, you agree either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as IHK shall determine; provided, however, that if IHK directs you to pay such claim and pursue a refund, IHK shall, or shall cause the Company to, advance the amount of such payment to you on an after-tax and interest-free basis (the "Advance"). IHK's control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and you shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority. If IHK does not notify you in writing prior to the end of the Notice Period of its desire to contest the claim, IHK shall cause the Company to pay to you an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and you agree to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

        (d) Repayments. If, after receipt by you of an Advance, you become entitled to a refund with respect to the claim to which such Advance relates, you shall pay, at IHK's option, IHK or the Company the amount of the refund (together with any interest paid or credited thereon after Taxes applicable thereto). If, after receipt by you of an Advance, a determination is made that you shall not be entitled to any refund with respect to the claim and IHK does not promptly notify you of its intent to contest the denial or refund, then the amount of the Advance shall not be required to be repaid by you and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to you.

        (e) Further Assurances. IHK shall indemnify you and hold you harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by you with respect to the exercise by IHK of any of its rights under this Section 6, including, without limitation, any Losses related to IHK's decision to contest a claim or any imputed income to you resulting from any Advance or action taken on your behalf by IHK hereunder. IHK shall pay all legal fees and expenses incurred under this Section 6, and shall promptly reimburse you for the reasonable expenses incurred by you in connection with any actions taken by IHK or required to be taken by you hereunder. IHK shall also pay (or cause the Company to pay) all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in
Section 6(b). Any payments owing to you and not made to you within 30 days of delivery to IHK of evidence of your entitlement shall be paid to you together with interest at the maximum rate permitted by law.

        (f) Other Taxes. In the event that federal or state legislation is enacted imposing additional excise or supplementary income taxes on compensation payable to you (other than a mere change in marginal income tax rates), IHK agrees to review the Agreement with you and to consider in good faith any changes hereto that may be required to preserve the economic purposes of the Agreement;

        7.  Successors; Binding Agreement.

        (a) Assumption by Successor. IHK will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of IHK expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that IHK would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve IHK of its obligations hereunder.

        (b) Enforcement; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs), the Company and IHK and any organization which succeeds to substantially all of the business or assets of IHK, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of IHK or otherwise. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees or other Beneficiary. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your Beneficiary.

        8.  Definitions.

        For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:

        "Accounting Firm" shall mean a national accounting firm as shall be designated by agreement between you and the Company.

        "Annual Bonus" shall have the meaning set forth in Section 3(b).

        "Beneficiary" shall mean the person or persons designated by you in writing to receive any benefits payable to you hereunder in the event of your death or, if no such persons are so designated, your estate. No Beneficiary designation shall be effective unless it is in writing and received by IHK prior to the date of your death.

        "Benefit Continuation Period" shall mean the period beginning on the Date of Termination and ending on the later to occur of (i) the third anniversary of the Date of Termination and (ii) the expiration of the Term as in effect immediately prior to the Date of Termination.

        "Board" shall mean the Board of Directors of IHK.

        "Cause" shall mean your willful, material and repeated nonperformance of your duties to the "Company (other than by reason of your illness, incapacity or Disability) after written notice from the Board of such nonperformance (which notice specifically identifies the manner and sets forth specific facts, circumstances and examples in which the Board believes that you have not substantially performed your duties) and your continued willful, material and repeated nonperformance of such duties after your receipt of such notice. For purposes of the previous sentence, no act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of IHK. (Assuming the disclosure of all pertinent facts any action taken by you after consultation with, and in accordance with the advice of, nationally recognized counsel reasonably acceptable to IHK shall be deemed to be taken in good faith and to not be willful under this Agreement). Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of the resolution duly adopted by the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above and specifying the particulars thereof in reasonable detail.

        "Common Stock" shall mean the Common Stock, par value $.25 per share, of IHK.

        "Compensation Committee" shall have the meaning set forth in Section
3(b).

        "Deferred Compensation Agreement" shall have the meaning set forth in
Section 3(d)(ii).

        "Disability" shall mean your incapacity due to physical or mental illness which causes you to be absent from the performance of your duties with the Company or IHK for six consecutive months, followed by your failure to return to performance of your duties with the Company or IHK within thirty days after written Notice of Termination due to disability is given to you. Any question as to the existence of your Disability upon which you and IHK cannot agree shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, such selection shall be made by any adult member of your immediate family), and approved by IHK, which approval shall not be unreasonably withheld. The determination of such physician made in writing to IHK and to you shall be final and conclusive for all purposes of this Agreement.

        "Fiscal Year" of IHK shall mean the twelve-month period ending on September, 30.

        "Good Reason" shall mean (i) an adverse and material change to your duties, titles, or reporting responsibilities (including, without limitation, your good faith determination that, as a consequence of either (a) a Change of Control or (b) the adoption by the Board, over your objection, of a business plan or strategy that you believe either cannot be achieved or is sufficiently outside the scope of IHK's traditional business lines or plans as to not be in the best interest of IHK, your role in managing and directing the business and affairs of the Company or IHK has been adversely and materially affected), (ii) a material breach by IHK of any term of this Agreement, (iii) a reduction in your Salary or Annual Bonus opportunity or the failure of IHK or the Company to pay you any material amount of compensation when due or (iv) the relocation of your principal place of employment from the Savannah, Georgia area without your prior written consent, or in the event that you consent to such a relocation, the failure of the Company or IHK to provide you with the benefits set forth in
Section 3(c)(ix). For purposes of this definition, "Change of Control" shall be deemed to have occurred if any of the following shall have taken place: (a) a change in control is reported by IHK in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or Item 1 of Form 8-K promulgated under the Exchange Act; (b) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of IHK's then outstanding securities; or (c) following the election or removal of directors, a majority of the Board of Directors consists of individuals who were not members of the Board two (2) years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

        "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

        "Involuntary Termination" shall mean (i) your termination of employment by IHK during the Term other than for Cause or Disability, or (ii) your resignation of employment with IHK during the Term for Good Reason, or (iii) the expiration of the Term in accordance with Section 1 as a result of IHK's election not to extend the Term.

        "Option" shall have the meaning set forth in Section 3(c).

        "Other Benefits" shall have the meaning set forth in Section 5(b)(ii).

        "Payment" means (i) any amount that is due or paid to you under this Agreement, (ii) any amount that is due or paid to you under any plan, program or arrangement of the Company or IHK, and (iii) any amount or benefit that is due or payable to you under this Agreement or under any plan, program or arrangement of the Company or IHK not otherwise covered under clause (i) or (ii) hereof which must reasonably be taken into account under Section 280G of the Internal Revenue Code and the Regulations in determining the amount of the "parachute payments" received by you, including, without limitation, any amounts which must be taken into account under the Internal Revenue Code and Regulations as a result of (A) the acceleration of the vesting of any option, restricted stock or other equity award granted hereunder or under any equity plan of IHK, (B) the acceleration of the time at which any payment or benefit is receivable by you or
(C) any contingent severance or other amounts that are payable by you.

        "Regulations" shall mean the proposed, temporary and final regulations under Section 280G of the Internal Revenue Code or any successor provision thereto.

        "Salary" shall have the meaning set forth in Section 3(a).

        "SERP" shall have the meaning set forth in Section 3(d)(i).

        "Target Amount" shall have the meaning set forth in Section 3(b).

        "Taxes" shall mean the federal, state and local income or payroll taxes to which you are subject at the time of determination, calculated on the basis of the highest marginal rates then in effect, plus any additional payroll or withholding taxes to which you are then subject.

        9.  Notice.

        For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid addressed to the President and Chief Executive Officer of IHK, at One Imperial Square, P. O. Box 9, Sugar Land, Texas 77847, with a copy to the General Counsel of the Company at such address, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        10. Miscellaneous.

        (a) Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof. In addition, upon the Effective Date, your change of control letter agreement with the Company, dated as of January 7, 1991, shall be of no further force or effect.

        (b) No Mitigation, Reduction or Offset. You shall not be required to mitigate the amount of any severance or termination payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer or by any compensation or benefits paid by IHK or any other employer. No payments to you under this Agreement may be subject to any manner of offset or set off or shall be reduced by any amounts you may owe to IHK or by any claims that IHK may have against you.

        (c) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        (d) Attorney's Fees. IHK will cause the Company to pay or reimburse you for the reasonable attorney's fees and expenses incurred by you in enforcing your rights under this Agreement, whether or not incurred in connection with litigation activities. IHK will cause the Company promptly to pay (or reimburse you) for all monies due under this paragraph. In the event that the Company does not so pay such sums within 30 days of receipt, IHK will or will cause the Company to pay to you interest at the maximum rate permissible under the law of the State of Georgia.

        (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        (f) Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local wage withholding.

        (g) Source of Payments. All payments provided under this Agreement shall be paid in cash from the general funds of IHK or the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which IHK or the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from IHK or the Company hereunder, such right shall be no greater than the right of an unsecured creditor of IHK or the Company.

        (h) Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

        (i) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia, without regard to principles of conflicts of law.

        Any dispute under this Agreement shall be litigated or, at either party's option, arbitrated. Any litigation or arbitration by either party with respect to this Agreement must be filed in the county of your principal residence, and, if a litigation, must be proceeded by a 20-day notice, provided confidentially to the other party, during which period, such other party, at its option, may notify the party filing such litigation that any such claim(s) must be arbitrated pursuant to the rules of the American Arbitration Association with a panel to be composed of business executives or professionals of a peer group to you, including compensation levels. At either party's option, upon written notice, any such arbitration shall be confidential, including a prohibition against disclosures of any pertinent facts, save the amount of an award, in any litigation (whether brought to enforce the arbitration award, or otherwise).

        If you concur with the terms of this employment agreement, please so indicate by signing in the space provided below, whereupon this letter shall become a binding agreement between you and IHK.

                                        Very truly yours,

                                        IMPERIAL HOLLY CORPORATION


                                            [signature appears here]
                                        By: _______________________________
                                            Name:
                                            Title:

AGREED TO AND ACCEPTED
this 23 day of December, 1997


    /s/ William W. Sprague III
By: __________________________
    William W. Sprague III